Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of  KKR Acquisition Holdings I Corp. (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-252741) of our report dated February 4, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of KKR Acquisition Holdings I Corp. as of January 25, 2021 and for the period from January 14, 2021 (inception) through January 25, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
March 8, 2021